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EXHIBIT 10(g)                                                          09-11-00

                           CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT made and entered into as of September 12, 2000 between TCF FINANCIAL CORPORATION, a Delaware Corporation (the "Company") and Thomas A. Cusick (the "Executive").

                                R E C I T A L S:

         WHEREAS, the Executive is now and has been Vice Chairman and Chief Operating Officer of the Company;

         WHEREAS, the Board of Directors of the Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by any pending or threatened Change in Control (as defined below) of the Company; and

         WHEREAS, as a partial inducement for the Executive to contemporaneously enter into a Nonsolicitation and Confidentiality Agreement with the Company, the Company desires to provide the Executive with certain compensation and benefits in the event a Change in Control of the Company occurs,

         NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the parties hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         (a) CAUSE. Termination of Executive's employment for "cause" shall be deemed to have occurred if the Company follows the procedures set forth in this paragraph and terminates Executive's employment on account of any one of the following: (i) Executive has engaged in willful and recurring misconduct in not following the legitimate directions of the Board of Directors of the Company;
(ii) Executive has been convicted of a felony and all appeals from such conviction have been exhausted; (iii) Executive has engaged in habitual drunkenness; (iv) Executive has been excessively absent from work which absence is not related to disability, illness, sick leave or vacations; or (v) Executive has engaged in continuous conflicts of interest between his personal interests and the interests of the Company. If the Company proposes to terminate the employment of the Executive for Cause, the Company shall give written notice to the Executive specifying the reasons for such proposed determination with particularity and, in the case of a termination for Cause under clause (i) of this paragraph (including any breach of the provisions of paragraph 5 of this Agreement), (iii) or (iv), the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Board of Directors of the Company, which period shall be no less than thirty (30) days from the Executive's receipt of the notice of proposed termination. Notwithstanding the foregoing, the Executive's employment shall not be terminated


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for Cause unless and until there shall be delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his legal counsel, to be heard before the Board of Directors) finding that, in the opinion of the Company's Board of Directors, the Executive has engaged in conduct justifying a termination for Cause.

         (b) CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if, prior to the expiration of the term of this Agreement:

                  (i) any "person", as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") is or becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

                  (ii) during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board of new directors whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

                  (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

         (c) GOOD REASON. By following the procedure set forth in this paragraph, the executive shall have the right to terminate the Executive's employment with the company for "Good Reason" in the event (i) the executive is not at all times the same duly elected officer of the Company that Executive was immediately prior to the change in control; (ii) there is any material reduction in the scope of the Executive's authority and responsibility (provided, however, in the event of any illness or injury which disables the Executive from performing the Executive's duties, the Company may reassign the Executive's duties to one or more other employees until the Executive is able to perform such duties); (iii) there is a reduction in the Executive's Base Salary, an amendment to any stock incentive plan, pension plan or supplemental employee retirement plan applicable to the


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Executive which is materially adverse to the Executive, or a material reduction in the other benefits to which the Executive was entitled prior to the Change in Control; (iv) the Company requires the Executive's principal place of employment to be anywhere other than where it was immediately prior to the change in control, or there is a relocation of the Company's principal executive offices from where the were immediately prior to the change in control; or (v) the Company otherwise fails to perform its obligations under this Agreement. If the Executive proposes to terminate his employment for Good Reason under this paragraph, the Executive shall give written notice to the Company, specifying the reason therefor with particularity. In the event the Executive proposes to terminate his employment for Good Reason under clause (i), (ii), (iii) or (iv) in this paragraph, the termination shall be effective on the date of such notice. In the event the Executive proposes to terminate his employment for Good Reason under clause (v) in this paragraph, the Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the notice which shall not be less than thirty (30) days. If such correction is not so made or the circumstances or situation is such that it is not curable, the Executive may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation, give written notice to the Company that his employment is terminated for Good Reason effective forthwith.

         (d) TERMINATION DATE. "Termination Date" means the date on which the Executive's employment with the Company is terminated.

         2. TERMINATION UPON CHANGE IN CONTROL. The Executive shall be entitled to the following severance benefits (which benefits in each case are referred to as the "Termination Payments") if a Change in Control occurs and (i) the Executive terminates his employment for any reason by giving the Company notice within the 30-day period immediately preceding the first anniversary of the closing date of the Change in Control or (ii) within twenty-four (24) months after the occurrence of such Change in Control (A) the Executive terminates employment for Good Reason, or (B) the Executive's employment is terminated by the Company without Cause:

         (a) BASE SALARY. The Company shall pay the Executive a lump sum cash payment, no later than thirty (30) days after the date on which his employment terminates, in an amount equal to the Executive's base salary multiplied by two
(2). For this purpose, "base salary" means the Executive's annual salary rate at the time of employment termination or just prior to the Change in Control, whichever is higher.

         (b) ANNUAL BONUS. If the Termination Date (as defined below) occurs before the annual bonus for any preceding calendar year has been paid, the Company shall pay to the Executive the amount of the Executive's annual bonus for such preceding calendar year as soon as it is determinable. In addition, not later than thirty (30) days after the date on which the Executive's employment terminates, the Company shall pay the Executive a lump such cash payment equal to the average of the annual bonus paid or payable to the Executive in respect of the three calendar years immediately preceding the year in which the Change in Control occurred multiplied by two (2).


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         (c) [Reserved]

         (d) STOCK INCENTIVES. Not later than thirty (30) days after the date on which the Executive's employment terminates, the Company shall pay the Executive a lump sum cash payment equal to the sum of:

                  (i) the amount by which the fair market value (determined as of the Termination Date) of the number of shares of stock subject to any stock option which is forfeited or which otherwise becomes nonexercisable by the Executive by reason of his termination of employment exceeds the option price for such shares;

                  (ii) such additional amounts (or the fair market value of such additional property) in excess of the amount determined pursuant to paragraph 1(d)(i) that would have been paid or distributed to the Executive upon his exercise of any such forfeited stock options, had such options been exercisable, and exercised, by the Executive as of the Termination Date;

                  (iii) an amount equal to the fair market value (determined as of the Termination Date) of any shares of restricted stock forfeited by the Executive by reason of his termination of employment; and

                  (iv) an amount equal to the amount that the Executive would have received if any stock appreciation right which is forfeited or which otherwise becomes nonexercisable by the Executive by reason of his termination of employment had been exercisable, and exercised, by Executive as of the Termination Date.

         It is understood and agreed that the payments under this paragraph 2(d) are to occur only to the extent Executive is not entitled to exercise his options or stock appreciation rights, or to retain or receive his restricted stock, after the termination of his employment under the provisions of Executive's stock option, restricted stock, or stock appreciation rights agreements. The provisions of this paragraph 2(d) shall not apply to any restricted stock grants under any agreement with the Company in the event a "Change in Control" shall have occurred within the meaning of any such agreement and as a result the Executive's stock grant has vested under the terms of such agreement.

         3. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

         (a) GROSS-UP PAYMENT. Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Company shall pay the Executive in cash an amount (the "Gross-Up Payment") such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect


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to such taxes), including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed on the Payments.

         (b) DETERMINATION OF GROSS-UP PAYMENT. Subject to paragraph 3(c) below, all determinations required to be made under this paragraph 2, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Executive within thirty (30) days after the Termination Date. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required under this paragraph 3 (which accounting firm shall then be referred to as the "Accounting Firm"). All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this paragraph 3 shall be promptly paid by the Company. An Gross-Up Payment (as determined pursuant to this paragraph 3) shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or a similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment"). In the event that the Company exhausts its remedies pursuant to paragraph 3(c) below, and the Executive is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within five (5) days after such determination.

         (c) CONTEST. The Executive shall notify the Company in writing of any claim made by the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Company


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         shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim;

                  (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


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         4. BENEFITS IN LIEU OF SEVERANCE PAY POLICY. The severance benefits provided for in paragraph 2 are in lieu of any benefits that would otherwise be provided to the Executive under the Company's severance pay policy and the Executive shall not be entitled to any benefits under the Company's severance pay policy.

         5. RIGHTS IN THE EVENT OF DISPUTE. In the event of a dispute between the Company and the Executive regarding this Agreement, it is the intention of this Agreement that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides, and that during pendency of the dispute the Executive and the Company shall be on equal footing, as follows:

         (a) ARBITRATION. Any claim or dispute relating to the terms and performance of this Agreement, shall be resolved by binding private arbitration before three arbitrators and any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within ten (10) days of the award. Either party may request arbitration by written notice to the other party. Within thirty (30) days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator; in the event the two arbitrators cannot agree upon the third arbitrator within then (10) days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court. Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances. The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances.

         (b) EXPENSES OF PROSECUTION/DEFENSE OF CLAIM. During the pendency of a dispute between the Company and the Executive relating to the terms or performance of this Agreement, the Company shall promptly pay the Executive's reasonable expenses of representation upon delivery of periodic billings for same, provided that (i) Executive (or a person claiming on his behalf) shall promptly repay all amounts paid hereunder at the conclusion of the dispute if the resolution thereof includes a finding that the Executive did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by the Executive or any person acting on his behalf unless made in writing to the Board of Directors within one year of the performance of the services for which such claim is made.

         6. OTHER BENEFITS. The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Executive or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company, or its subsidiaries.

         7. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or


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assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law. The Executive's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

         8. SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         9. SURVIVAL. The rights and obligations of the parties pursuant to this Agreement shall survive the termination of the Executive's employment with the Company to the extent that any performance is required hereunder after such termination.

         10. NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Secretary) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to his last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by written notice to the other party.

         11. TERM. The term of this Agreement shall commence on the date it is signed and shall continue through January 1, 2008, provided that in the event Executive's Year 2000 Stock Grant becomes fully vested prior to January 1, 2008 (other than due to a change in control) this Agreement shall terminate on the date on which such full vesting occurs.

         12. AMENDMENTS AND CONSTRUCTION. This Agreement may only be amended in a writing signed by the parties hereto. This Agreement shall be construed under the laws of the State of Minnesota. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

         13. NO GUARANTEE OF EMPLOYMENT; PRIOR SEVERANCE CONTRACT SUPERCEDED. This Agreement shall not be construed as any guarantee or obligation of continuing employment on the part of the Company or Executive. Executive's employment remains at will. This Agreement supercedes and replaces any prior Change in Control contract or severance contract between Company and Executive.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

                                            TCF FINANCIAL CORPORATION

ATTEST:

                                            By
                                              ------------------------------
                                            Its
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Vice Chairman, General Counsel
         and Secretary

WITNESS:

-------------------------------             --------------------------------
                                            Thomas A. Cusick


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